Exhibit 10.24

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Agreement”) is entered into by and between James Hirchak (“Employee”) and Corn Products International, Inc. (hereinafter sometimes referred to as “CP”) for good, valuable and received mutual consideration.

1.                                       Employee hereby voluntarily retires from his position of Vice President — Human Resources, and resigns from any and all other positions that he currently holds with CP or any affiliate or subsidiary of CP, effective at the close of business on March 31, 2010 (the “Separation Date”).  Employee agrees that he will execute all documents necessary to effect such retirement or resignation(s).  Employee shall continue in CP’s employ through the Separation Date, at which time his employment by CP will cease.

2.                                       Provided that Employee signs and returns this Agreement to CP within 21 days after receiving it, does not revoke this Agreement pursuant to its terms, and complies with its terms, he will receive the sums and benefits set forth below.  Employee acknowledges that Employee would not be entitled to or receive these sums and benefits but for Employee’s undertakings in this Agreement.  Except as otherwise set forth in this Agreement, Employee acknowledges and agrees that Employee has been paid and/or has received all salary, compensation, leave (paid or unpaid), severance pay, bonuses, reimbursements, benefits, and other monies to which Employee may have been entitled and that, except as otherwise set forth in this Agreement, no other compensation, salary, leave (paid or unpaid), severance pay, bonuses, reimbursements, benefits, and/or other monies are due Employee:

(a)                                  CP will pay Employee a special separation payment in the gross amount less customary withholding and deductions, which is equal to two years’ base compensation plus all accrued but unused vacation through the Separation Date (the “Separation Payment”).  Except as otherwise required pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and subject to Section 18 of this Agreement, the Separation Payment shall be paid in a lump sum via CP’s standard payroll system within 14 days after the Separation Date, provided that Employee has not revoked the Agreement.  Any remaining amount shall be paid on the date specified in Section 18 of this Agreement.

(b)                                 CP will give Employee the opportunity to purchase the automobile that he currently leases at wholesale terms as determined by CP.

(c)                                  CP shall take all action necessary to cause the outstanding unvested options held by Employee under the Corn Products International, Inc. Stock Incentive Plan to be immediately exercisable in full effective as of the Separation Date.

(d)                             Employee shall be eligible to receive (i) an amount equal to two-thirds of the amount otherwise payable to Employee pursuant to the terms of the Corn Products International, Inc. 2008 Performance Plan, plus (ii) an amount equal to one-third of the amount otherwise payable to Employee pursuant to the terms of the Corn Products International, Inc. 2009 Performance Plan, which payments shall be made on the dates specified under the terms of such plans, subject to all applicable taxes and deductions.

(e)                                  Employee (and his dependents, as applicable) shall be provided with coverage under the Corn Products International, Inc. Medical and Dental Plans (or successor plans, including without limitation any plans maintained by any successor to CP in the event that CP is acquired) (the “Medical and Dental Plans”) at active employee rates to be paid by Employee (with the remaining portion of the cost of such coverage to be paid by CP) for the period beginning on April 1, 2010 and ending on March 31, 2012.   Such continued participation shall be deemed to satisfy any obligations of CP, its successor and/or the Medical and Dental Plans under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”)).  In addition, Employee (and his dependents, as applicable) shall be provided with coverage under the Medical and Dental Plans at active employee rates to be paid by Employee (with the remaining portion of the cost of such coverage to be paid by CP) for the period beginning on April 1, 2012 and ending on the earlier of (1) March 31, 2013, and (2) the date on which the Employee becomes eligible for coverage under another group health plan (the “Subsidized Coverage Termination Date”).  Employee may elect annually to have Employee’s share of such premiums due prior to the Subsidized Coverage Termination Date under the Medical and Dental Plans debited from the respective accounts of Employee and Employee’s spouse under the RHCSA.  Effective as of the Subsidized Coverage Termination Date, Employee shall be eligible to use any remaining amounts credited to Employee and Employee’s spouse under the terms of the Corn Products International, Inc. Master Retiree Welfare Plan (the “RHCSA”) to pay the full cost of coverage under the Medical and Dental Plans for Employee and any eligible dependent under the terms of the RHCSA.

(f)                                    Employee shall continue to be provided with Executive Life Insurance under the Corn Products International, Inc. Executive Life Insurance Plan, as provided by and subject to its terms.

3.                                       Employee acknowledges that the Separation Payment includes payment for any and all accrued but unused vacation through the Separation Date (including Employee’s 2009 and 2010 accrued but unused vacation), and that Employee is not entitled to and will not receive any other vacation pay from CP.

4.                                       Except as set forth in this Agreement or as otherwise required by applicable law (including without limitation COBRA), Employee’s participation in and rights under any CP employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified or terminated by CP for any or no reason at any time.

5.                                       The term “Released Parties” includes (a) CP and its past, present or future parents, divisions, subsidiaries, partnerships, affiliates, joint ventures, and other related entities, and (b) each of the foregoing entities’ and persons’ past, present, and future owners, fiduciaries, shareholders, directors, officers, partners, agents, employees, and attorneys, and (c) the predecessors, successors, and assigns of each of the foregoing entities and persons.

6.                                       Employee, and anyone claiming through Employee or on his behalf, hereby releases and forever discharges the Released Parties with respect to any and all claims, whether known or unknown, that Employee now has or has ever had against any of the Released Parties arising from or related to any act, omission, or thing occurring or existing at any time on or prior to the date on which Employee signs this Agreement.  The claims released and discharged hereunder include, but are not limited to:

(a)                                  all claims arising from or related in any way to Employee’s employment, hiring, conditions of employment, retirement, or termination from employment;

(b)                                 all claims that could have been asserted by or on behalf of Employee in any federal, state, or local court, commission, or agency, or under any common law theory, or under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, or order; and

(c)                                  without limiting the generality of the foregoing, all claims arising under any of the following laws (as in effect or amended):  Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act (“OWBPA”); the Fair Labor Standards Act; the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); the Employee Retirement Income Security Act of 1974; 42 U.S.C. §§ 1981, 1983, 1985 & 1988; the Family and Medical Leave Act; the Illinois Wage Payment and Collection Act, the Illinois Human Rights Act; and the Cook County Human Rights Ordinance.

Nothing in this Agreement shall affect (i) Employee’s rights under any applicable law that creates rights that may not be waived or (ii) Employee’s vested retirement or pension benefits, if any.

7.                                       Employee confirms that Employee has not filed any legal proceeding(s) against any of the Released Parties, is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement.  In the event of any further proceedings based upon any released matter, none of the Released Parties shall have any further monetary or other obligation of any kind to Employee, including but not limited to any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Employee.

8.                                       Employee has no present or future right to employment with CP after the Separation Date, and he shall not apply for, seek consideration for, or accept any employment (active or otherwise), engagement, or contract with CP or any of the other Released Parties.

9.                                       Employee shall not disclose the existence or terms of this Agreement to any third parties with the exception of Employee’s accountants, attorneys, and spouse, each of whom shall be bound by this confidentiality provision, or as may be required to comply with legal process.

10.                                 Employee shall not take any action, verbal or otherwise, that would or could disparage or damage the reputation or operations of CP or any of the other Released Parties.  Employee and CP will agree upon the text of an employment reference and will identify the individuals at CP to be contacted for the reference.

11.                                 “Confidential Information” includes the following information of CP and/or any of its affiliates or subsidiaries (including but not limited to joint ventures and joint marketing companies) and/or cooperative management partners (any or all of whom are referred to for the purposes of this Section as “the Company”):

(a)                              Employee data and information, compensation data, labor relations, employment, and recruitment strategies;

(b)                                 Strategic and tactical business, financial, profit, marketing, development, analytical, sales and technical service (both short and long term) information, plans, and programs, including the process by which the Company develops such information, plans and programs;

(c)                                  Customer pricing agreements, business contract details, identification of specific Company customers with whom Employee came into contact or gained knowledge during the course of his employment with the Company, and exclusive business and supply arrangements;

(d)                                 Customer development and application plans and programs specific to product lines and global business operating spaces;

(e)                                  All information regarding process, product and use application patents, pending patents, and patent applications, as well as current research, development, and application work underway regarding future patents;

(f)                                    Manufacturing cost data and product profitability information;

(g)                                 Programs and details regarding corn purchasing, handling and storage;

(h)                               Internal organizational structures and reporting relationships;

(i)                                     Business licensing agreements and other internal contractual relationships not generally known to the public;

(j)                                   The relationships of the Company and its internal affiliates;

(k)                                  Current and developmental products, their manufacturing processes, procedures, and use application technologies; and

(l)                                     Vendor (equipment and supplies) programs, developmental arrangements, and pricing details.

12.                                 Employee acknowledges that, by reason of his position with CP, he has become familiar with Confidential Information.  Employee agrees not to use for any purpose or disclose to anyone such Confidential Information.   Employee further recognizes that CP is engaged in a highly competitive business, and that CP has a legitimate business interest in preserving any and all of its trade secrets and other highly confidential and/or proprietary information that Employee has acquired or may have acquired while employed by CP, and that CP will suffer irreparable harm should such confidential information be utilized by a competitor or other person or firm.  Employee further acknowledges that all such confidential and/or proprietary information and trade secrets acquired through Employee’s employment are owned and shall continue to be owned by CP.  Confidential and/or proprietary information does not include information that is or becomes generally known to the public through no action on Employee’s part.  Employee acknowledges that the restrictions contained in this paragraph are reasonable and necessary in order to protect CP’s legitimate business interests, and that any violation thereof could result in irreparable injuries to CP.  Employee therefore acknowledges that, in the event of any violation of any of these restrictions, CP will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which CP may be entitled.

13.                                 Employee shall not, for a period of eighteen (18) months after the Separation Date, directly or indirectly:

(a)                                  recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of any individual who was an applicant, employee, officer, agent, or contractor of CP at any time between January 1, 2009, and the Separation Date, for the purpose of employing him or her or obtaining his or her services or otherwise causing him or her to leave his or her employment or other relationship with CP; or

(b)                                 solicit or divert to any competing business of CP any individual, firm, corporation, partnership, or other entity that was a customer or prospective customer of CP at any time between January 1, 2005, and the Separation Date.

Employee acknowledges that the restrictions contained in this paragraph, in view of the nature of the work performed by CP, are reasonable and necessary in order to protect CP’s legitimate business interests, and that any violation thereof will result in irreparable injuries to CP.  Employee therefore acknowledges that, in the event of any violation of any of these restrictions, CP will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which CP may be entitled.

14.                                 On or before the Separation Date, Employee shall return to CP all property, including but not limited to any and all I.D. cards, memoranda, notes, plans, records, reports, computers, computer programs, cell phones, company-sponsored credit cards, files, charts, or other documents or things, and all copies thereof, in his custody or control containing in whole or in part any Confidential Information or other information of CP or its subsidiaries or that relate to the affairs of CP or its subsidiaries.  CP shall provide Employee with a receipt for all CP property actually returned by him.

15.                                 Nothing in this Agreement is intended to or shall be construed as an admission by CP or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee or otherwise.  CP and the Released Parties expressly deny any such illegal or wrongful conduct.

16.                                 EMPLOYEE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT EMPLOYEE:   (a) HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; (b) RELEASES AND WAIVES CLAIMS UNDER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH EMPLOYEE ALREADY IS ENTITLED; (c) HEREBY IS AND HAS BEEN ADVISED OF EMPLOYEE’S RIGHT TO HAVE EMPLOYEE’S ATTORNEY REVIEW THIS AGREEMENT BEFORE SIGNING IT; (d) HAS TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT; AND (e) MAY, AT EMPLOYEE’S SOLE OPTION, REVOKE THIS AGREEMENT UPON WRITTEN NOTICE WITHIN SEVEN (7) DAYS FROM THE DATE ON WHICH EMPLOYEE SIGNS THIS AGREEMENT.  TO BE EFFECTIVE, THIS WRITTEN NOTICE MUST BE DELIVERED WITHIN THIS SEVEN-DAY PERIOD TO CP, PERSONALLY, TO MARY ANN HINES.

THIS AGREEMENT WILL NOT BECOME EFFECTIVE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION.  IF REVOKED WITHIN SUCH PERIOD, THIS AGREEMENT SHALL BE NULL AND VOID.

17.                                 This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties, including but not limited to the Corn Products International Executive Severance Agreement.  Employee shall have no right to any benefits under that Corn Products International Executive Severance Agreement.  This Agreement shall be governed by Illinois law, without regard to its conflict of laws principles.  This Agreement may be modified only in a writing signed by both parties, and any party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same instrument.  The parties hereto agree to accept facsimile or electronic transmission of copies of signature pages as and in place of originals.

18.                                 It is intended that any amounts payable under this Agreement will comply with Section 409A of the Code and the treasury regulations relating thereto, and this Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A (such taxes and other penalties referred to collectively as “409A Penalties”).  In the event that the terms of this Agreement otherwise would subject Employee to 409A Penalties, CP and Employee shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible.  All references in this Agreement to Employee’s termination of employment shall mean a separation from service within the meaning of Section 409A of the Code.  Notwithstanding any other provision in this

Agreement, if on the date of Employee’s separation from service Employee is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Employee’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six-month anniversary of Employee’s separation from service, such payment shall be delayed until the earlier to occur of (i) the six-month anniversary of Employee’s separation from service or (ii) the date of Employee’s death.  Notwithstanding any of the foregoing provisions, under no circumstances will CP be responsible for any taxes, penalties, interest or other losses or expenses incurred by Employee due to any failure to comply with Section 409A of the Code.

19.                                 If any of the provisions, terms, clauses, or waivers or releases of claims or rights contained in this Agreement, including without limitation Paragraphs 11 through 13 (inclusive), are declared by a court of competent jurisdiction to be illegal, unenforceable or ineffective, it is the purpose and intent of the Parties that any such provisions be deemed modified or limited so that, as modified or limited, such provisions may be enforced to the fullest extent possible.  In the event that such court determines that such provisions cannot be rendered enforceable through any such modification or limitation or otherwise declines to so modify or limit such provisions, such holding shall not invalidate the whole of this Agreement; instead, the Agreement shall be construed as if it did not contain the invalid, illegal or unenforceable part, and the rights and obligation of the parties shall be construed and enforced accordingly; the remaining provisions, terms, clauses or waivers and release of claims or rights shall be deemed severable, such that all other provisions, terms, clauses and waivers and releases of claims and rights contained in this Agreement shall remain valid and binding.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY UNDERSTAND EACH OF ITS TERMS AND THAT THEY INTEND TO BE BOUND THERETO.

JAMES HIRCHAK		CORN PRODUCTS
INTERNATIONAL, INC.

By:	/s/ James J. Hirchak	By:	/s/ Ilene S. Gordon

Dated:	1/26/10	Title:	President & CEO

		Dated:	Jan. 25, 2010